Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-113475) pertaining to the Esterline Technologies Corporation 2004 Equity Incentive Plan;

(2)

Registration Statement (Form S-8 No. 333-151823) pertaining to the Esterline Technologies Corporation 2004 Equity Incentive Plan and the Esterline Technologies Corporation 2002 Employee Stock Purchase Plan;

(3)

Registration Statement (Form S-8 No. 333-165613) pertaining to the Esterline Technologies Corporation Amended and Restated 2004 Equity Incentive Plan and Amended and Restated 2002 Employee Stock Purchase Plan, as amended by Post-Effective Amendment No. 1 to such Registration Statement;

(4)	Registration Statement (Form S-8 No. 333-187088) pertaining to the 2013 Equity Incentive Plan of Esterline Technologies Corporation;

(5)	Registration Statement (Form S-8 No. 333-216036) pertaining to the 2013 Equity Incentive Plan of Esterline Technologies Corporation;

of our reports dated November 21, 2017, except for Note 2 and Note 20 as to which the date is March 30, 2018, with respect to the consolidated financial statements and schedules of Esterline Technologies Corporation, and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation, included in this Annual Report (Form 10-K/A) of Esterline Technologies Corporation, for the twelve months ended September 29, 2017.

/s/ Ernst & Young LLP

Seattle, Washington

March 30, 2018